CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Corporate Finance

George Glatfelter

Glatfelter — Chairman & CEO

John Jacunski

Glatfelter — Sr. VP & CFO

Dante Parrini

Glatfelter — EVP & COO

CONFERENCE CALL PARTICIPANTS

Mark Connelly

Credit Suisse — Analyst

Ian Zaffino

Oppenheimer & Co. — Analyst

Bruce Klein

Credit Suisse — Analyst

Mark Wilde

Deutsche Bank — Analyst

Christopher Chun

Deutsche Bank — Analyst

Mark Divario

Xylem Global — Analyst

PRESENTATION

Operator

Good morning. My name is Henry and I’ll be your conference operator today. At this time I’d like to welcome everyone to the Glatfelter’s Earnings Conference Call. (OPERATOR INSTRUCTIONS) It is now my pleasure to turn the floor over to your host, Mr. Glenn Davies. Sir, you may begin your conference.

Glenn Davies - Glatfelter — Corporate Finance

Thank you, Henry and welcome to our first quarter conference call. I’m Glenn Davies and I’m with the Company’s Corporate Finance Group. Here with me this morning are George Glatfelter, our Chairman and Chief Executive Officer, John Jacunski, Senior Vice President and Chief Financial Officer and Dante Parrini, EVP and Chief Operating Officer.

Before we begin this morning’s presentation I’d like to make a few comments. First, during the presentation we will refer to adjusted earnings. This measure of financial performance is considered to be a non-GAAP measure since it excludes from earnings the effects of certain non-recurring items. In this morning’s earnings release we provided a reconciliation of our adjusted earnings to our GAAP-based results together with a discussion of why we use adjusted earnings. The earnings release and the reconciliation are available on the Investor Relation’s page of our corporate website, Glatfelter.com.

I’d also like to remind you that statements made today concerning our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2006 Annual Report filed with the SEC for important factors that could cause our actual results to differ materially from any results which might be projected, forecasted or estimated in any of our forward-looking statements.

And finally, in this morning’s release we announced the availability of slides intended to supplement the information to be discussed on today’s call. These slides are currently available by visiting our Investor Relation’s webpage and those of you listening through the webcast can access the slides directly through the webcast link. Although we will not necessarily speak to each slide in the order they appear, we may refer to them as we comment on our results to enhance your understanding of this morning’s discussion.

Thank you and I’ll now turn the call over to you, George.

George Glatfelter - Glatfelter — Chairman & CEO

Thank you, Glenn. I’d like to welcome all of today’s participants and thank you for attending our call this morning. Earlier today we issued our earnings release for the first quarter of 2007. I hope you’ve had an opportunity to review it. As has been our practice for the past several quarters, I’ll provide some introductory remarks about our overall business and then John Jacunski will discuss our financial performance in more detail. Finally, Dante Parrini will provide further insight into the quarter from an operations perspective after which we will open the call for questions.

Today we reported first quarter net income of $3.3 million or $0.07 per share. When adjusted for unusual, non-core business items, our first quarter results declined when compared to the same quarter of 2006. Obviously, we are disappointed for the results for the quarter and I suspect that you are as well. The story for the quarter is the Chillicothe acquisition. The effect of the challenges we continue to encounter with Chillicothe have in part overshadowed the remainder of our business which performed pretty well during the quarter. For example, our Specialty Papers business realized significant benefits associated with higher pricing across many of its markets. Our Spring Grove facility delivered its strongest operating performance in the last five years. Our Composite Fibers Business Unit generated strong results further demonstrating the value we expected to be able to deliver from our Lydney acquisition. And we’ve also been active in executing our Woodland’s monetization plan. During the first quarter approximately 1,520 acres were sold for $3.8 million in cash and we have contracts for agreements in principal for the sale of an additional $25 million that are expected to close in 2007.

Before we move to our overall first quarter highlights I’d like to spend a moment providing more details regarding our progress with the Lydney and Chillicothe acquisitions. First, with respect to Lydney we’re pleased with the progress we’ve made in our integration plans for this facility and we are particularly excited about the momentum this transaction has generated for the Composite Fibers Business Unit. The momentum I refer to is evident on slide 12 on our website which shows an improving trend of quarterly operating income since we completed this transaction in March 2006. In large part this is driven by a 44% improvement in sales revenue for the quarter. Shipments in high margin tea and coffee filter papers also grew by nearly 50%. Upon receiving the European Commission’s approval of the Lydney transaction on December 20th, we were able to hit the ground on a dead run. As a result, we’re on target to achieve our goal of $11 million of EBITDA by the end of the year. It’s a solid performance but as I’ve already mentioned, it was overshadowed by slower than anticipated progress of our integration plan at Chillicothe. Fact of the matter is that Chillicothe — got to deliver — and it will.

Although our accretion expectations for Chillicothe remain unchanged at $0.45 to $0.50 per share on an annual basis, we frankly underestimated the time required to achieve this goal. We now do not expect to reach these levels until 2008.

I’ll now turn the call over to John to provide a more in-depth discussion of the first quarter financial results. John ?

John Jacunski - Glatfelter — Sr. VP & CFO

Thank you, George. For the first quarter we reported net income of $3.3 million or $0.07 per share. After adjusting for the increase in our reserve for the Fox River environmental matter, gains from timberland sales, acquisition integration and shut-down costs and restructuring charges as outlined in our earnings release, we earned $5.6 million or $0.12 per share. This compares to adjusted earnings of $7 million or $0.16 per share in the first quarter of 2006.

As shown on slide four for those of you with access to the slides on our website, overall the primary drivers of the decline in earnings in the quarter-to-quarter comparison were operating income from Composite Fibers increased earnings per share by $0.03. Increased interest expense primarily due to the debt incurred to finance the acquisitions reduced earnings per share by $0.06.

Operating income for Specialty Papers was $6.7 million, an increase of $200,000 in the quarter-over-quarter comparison as shown on slide six. These results reflect an increase in selling prices of $4.7 million offset somewhat by $1.5 million of higher coal costs and $800,000 of higher fiber prices at our Spring Grove facility.

The Chillicothe facility generated operating income of $200,000 with $900,000 of that coming from higher selling prices on book products. In our Composite Fibers Business Unit, operating income was $5 million, an increase of $1.9 million from the first quarter of 2006. As shown on slide 13, this increase was driven primarily by increased selling prices and a 4.3% increase in shipping volume excluding the impact of the Lydney acquisition. These benefits were partially offset by a generally higher cost environment including a $1.5 million increase in raw material and energy costs.

In addition, we incurred costs associated with the integration of our acquisitions and restructuring activities totaling $600,000 after tax. We expect integration costs for both Lydney and Chillicothe to total approximately $3 million to $4 million on a pre-tax basis for 2007.

Our first quarter results include a $6 million charge on a pre-tax basis to increase our reserves for the ongoing remediation of the Fox River site. As you may be aware, in 2003 the Company along with Wisconsin Tissue entered into a consent decree with the EPA for the remediation of a portion of the Fox River known as Operable Unit One. Under that consent decree, Glatfelter and Tissue each placed $25 million into escrow to be used to fund the remediation.

Since that time, remediation work has been ongoing. We have submitted and are discussing with the EPA a final remediation plan for OU1. Based on these discussions, we have revised our estimate of the most likely outcome of the final remediation plan which resulted in a charge of $6 million to increase our reserve for this matter. We have not reached final agreement with the EPA on this closure plan; however, we expect to conclude this process over the next 12 months.

In addition, in February of this year we received notice from the EPA demanding that we and other potentially responsible parties advise the EPA of our intentions to enter into settlement discussions for Operable Units 3 through 5 of the Fox River. Since that time, several settlement discussions have been held. Although the likely outcome of these discussions are unknown, our position with respect to this portion of the river has not changed. We continue to believe that we have strong defenses.

Turning to the balance sheet, our net debt as of March 31 was $383 million, an increase of $7 million since the end of 2006. Capital expenditures for the first quarter of 2007 totaled $5.8 million and are estimated to total $35 million to $40 million for all of ‘07.

This concludes my comments on our financial results. Dante will now provide comments about the business unit performance.

Dante Parrini - Glatfelter — EVP & COO

Thank you, John and good morning. Let’s start with Composite Fibers. First quarter 2007 net sales were 44% ahead of the same quarter a year ago which is due to the Lydney acquisition and strong volumes across all segments. Selling prices were higher in the comparison across most of our markets. Unit volumes, overall, were up by approximately 23% in the quarter-to-quarter comparison or approximately 4% when adjusted to exclude Lydney. In Food and Beverage, our largest market segment, volumes were up by 50% or 6.5% after adjusting for the Lydney acquisition. Each of the other segments in Composite Fibers performed well during the quarter.

As for near term demand and pricing outlook, demand for food and beverage products has been strong and is expected to remain strong throughout 2007. I believe this favorable development points to the tremendous support we’re receiving from the market as they recognize how the Lydney acquisition has made Glatfelter a better and more complete supplier to this very important segment. Near term demand for overlay products is expected to remain relatively consistent with current levels. Sales of metalized paper should remain strong through the summer months and we expect demand for Technical Specialties to pick up slightly from current levels. From a pricing standpoint, we anticipate stable to slightly improving prices.

Moving on to our Specialty Papers Business Unit, in Q1 net sales were up approximately $95 million reflecting the inclusion of Chillicothe this year. Adjusting to exclude the impact of this acquisition, net sales were up 3% due to stronger pricing conditions that contributed $4.7 million versus the same quarter a year ago. Specialty Papers’ volumes increased nearly 60% which is all due to the Chillicothe acquisition.

Now we’ll offer more specific comments by mkt. Book Publishing revenues were up nearly 6% and unit volumes were up 1%. In Carbonless and Forms, volumes shipped declined 14% due to expected market attrition that we assess to be 8% to 10% per year, exiting some unprofitable export business and slower economic activity in the U.S. We do expect increased demand for certain forms products in the coming quarters.

Revenues were down 11% compared to the same period a year ago in part reflecting slightly improved pricing. Envelope and Converting papers revenues were up 12% which reflects improved pricing in the white papers market and unit volumes increased almost 4% in the qtly comparison. As for Engineered products, revenues were down 5% and unit volumes were down 9% from Q1 last year as we adjusted our portfolio to call some lower margin business. We continue to build the new product pipeline for this segment and expect to commercialize a number of new products during the next 6 to 12 months.

As for near term demand and pricing outlook, our backlogs are solid with improvements expected in both book publishing and carbonless and forms as we enter the second quarter. Pricing is stable across most product lines. We do not — or we do expect the previously announced carbonless price increase to be fully implemented during the second quarter of 2007 which is projected to have a $6 million to $8 million financial impact for the year.

A few comments on new product development. During the first quarter of 2007, approximately 52% of our net revenue came from products less than five years old which is consistent with our previously stated target. I’m very pleased to report that “Manufacturing Automation” magazine recently made Glatfelter the recipient of its Innovation Mastery Award. This award is given to those companies that have achieved a significant advance or breakthrough in product design, concept, production or ability to deliver to customers. We view this type of industry recognition as a validation that Glatfelter’s new product development capabilities are truly distinctive within the global paper industry.

As for mill operations within composite fibers our operations in Germany, France and England ran well and benefited from much higher volume and improved productivity during the first quarter of 2007 compared to last year which more than compensated for the impact of higher energy in fiber costs. And within Specialty Papers, the Spring Grove facility had exceptional performance during first quarter as paper machine production and pulp production exceeded last year’s levels by 2.5% and 4.5% respectively.

During the second quarter of 2007 we will be completing regularly scheduled maintenance outages at both the Chillicothe and Spring Grove mills. As stated in our release it is expected to have a $0.22 to $0.24 per share impact during the second quarter.

I’d now like to provide more details on Chillicothe.

Although we have made significant improvements over the last six months in the areas of total production volume, quality, book paper yields and customer service, Chillicothe’s results are below our expectations. Lower than expected total mill yield, the inability to fully reuse internally generated scrap or broke and an unplanned equipment outage at the pulp mill resulted in greater pulp purchases and higher raw material costs during the quarter.

To improve Chillicothe’s overall cost structure, we’re taking the following actions — continuing to improve paper machine efficiency, otherwise known as yield, by optimizing paper machine scheduling and mix by further refining specific grades to be made on each paper machine and streamlining paper production flows by focusing on continued de-bottle necking and simplifying the overall production path and addressing unfavorable material usage variances with a heavy emphasis on fibers and chemicals making targeted investments to better utilize scrap or broke on our largest paper machine which is PM12 and further reducing fiber losses.

In addition, we’re expanding previously initiated cost reduction efforts. We’ve been working to reduce our production costs since we purchased the mill last April. We recently expanded those efforts by using approaches in Chillicothe that have been successful in reducing costs at our other mills in the past. This detailed approach will more thoroughly encompass all elements of Ohio operations and will more actively engage and leverage our entire workforce in the process. We’re off to a good start and expect to begin to see the benefits of this approach in the second half of ‘07. We continue to aggressively pursue improvements in our cost structure and we’re confident that success in these areas will significantly improve our financial performance.

Thank you and I’ll now turn it back to you, George.

George Glatfelter - Glatfelter — Chairman & CEO

Thanks, Dante. I’ll repeat what I said earlier. Clearly, the negative impact of Chillicothe had the effect of offsetting much of the positive momentum generated elsewhere in the Company during the quarter. Perhaps the obvious question on the minds of many on today’s call is, “Was the Chillicothe acquisition strategically flawed in some way?” My answer to that is emphatically, “No.” The original acquisition strategy was sound — the problem is that it’s taking longer than expected to implement the strategy.

I’d like to take a moment to review at a high level our progress to date. And by way of review, I begin with stating that the Chillicothe acquisition plan was based upon three premises. First, buying a high quality asset at an attractive price and then, secondly, shutting down a non-competitive facility with no upside. Finally, substituting 125,000 tons of high margin book publishing papers previously made at Neenah for low margin commodity off-set grades previously produced at Chillicothe. We had a plan; all of these things have been done.

I’d like to take a moment to review with you the integration plan for the Chillicothe acquisition. When you look at integration, it was designed in two phases, stabilization and optimization. We originally expected the plan to be completed within 12 months. First, with respect to stabilization, the highest priority — the highest priority — during stabilization was to minimize disruption to our customers. This meant that we needed to meet demand levels, quality expectations and service requirements first. In large part we were able to do that. Today, production volume at Chillicothe is exceeding plan. We are meeting customer demand. Product quality as measured in terms of complaint frequency and returns in allowance is at plan. We are meeting our customers’ quality requirements.

On-time delivery for all products produced at Chillicothe today exceeds 90%. Our customers are getting the paper that they want, when they want it. If customers aren’t satisfied, nothing else matters. Ensuring stability in demand planning, product quality and service was our top priority and achieving this goal took about nine months. Also, during this period we incurred additional operating costs to ensure that the top priority of customer satisfaction was attained.

Once stabilization was achieved we moved to optimization of the asset base. The highest priority during the optimization phase is to achieve our accretion targets. This objective will be largely achieved in the three ways that Dante has already discussed — facility yield improvement, raw material usage reduction and broad based cost reduction initiatives.

Optimization efforts began in earnest in the fourth quarter of 2006. Since that time we’ve made steady and sustainable progress in several areas but more work is required to allow us to attain our accretion targets. We expect financial benefit to begin to accrue in the second half of 2007 and we expect to achieve these targets in 2008.

In hindsight, I underestimated the time required to implement our integration plan but we continue to be confident in our ability to achieve the original accretion targets. This isn’t just a nice thing to have happen, it’s an imperative and everyone in the Glatfelter organization from the top down understands that. We’re about 12 months behind plan but our strategy remains sound. Nothing is more important to our shareholders and we intend to get it done.

At this point I would, again, like to thank you for your interest and I would like to open the line to address your questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS) Your first question is coming from Mark Connelly of Credit Suisse. Please go ahead.

Mark Connelly - Credit Suisse — Analyst

Thank you, George, everybody. When I listen to Dante talk about the initiatives that you’ve got to fix the issues at Chillicothe, they sound very much like just nuts and bolts stuff that I would expect Glatfelter to be good at all the time. I mean, I understand that we’re behind schedule but I’m still not sure, quite, why? Is there a lack of experienced personnel at Chillicothe? Or, I mean, nothing Dante that you’ve said is stuff that you don’t do everyday at your other mills.

George Glatfelter - Glatfelter — Chairman & CEO

Let me take a crack at that Mark. I go back to the timing where we clearly underestimated the amount of time required to stabilize the operation after we transferred 125,000 tons of new products to that mill. I think even though we underestimated the time, I think it’s important for everyone on this call to understand that there is nothing systemically wrong with the mill and we haven’t encountered major surprises that would cause us to rethink our strategy. The strategy is sound; we’re working on the right things.

At the core, it is a more difficult production process to produce value added specialized book publishing grades than it was to produce the commodity off-set grades that were originally manufactured at Chillicothe. So to your point, yes, there’s a learning curve associated with that. I think if you look at some of the bar charts, you’ve seen that we’ve made pretty substantial progress in virtually all of those variables. But the fact of the matter is it’s not good enough, soon enough; and that’s what we’ve got to change.

So, what are we doing about that? Stem to stern review of the Chillicothe processes focusing on the areas that Dante talked about — yield, raw material use and a mill-wide cost reduction program. Clearly, those will take a little time but there is nothing that I see in Chillicothe that a little time or a little additional time can’t cure.

Mark Connelly - Credit Suisse — Analyst

Okay.

Dante Parrini - Glatfelter — EVP & COO

George, do you mind if I add a comment?

George Glatfelter - Glatfelter — Chairman & CEO

Go ahead.

Dante Parrini - Glatfelter — EVP & COO

Mark, you are correct in discussing that a lot of the things that we talked about in terms of running the business are things that we do day in and day out and that we should be good at and we are. The part that set us off path a bit is the second half of ‘06, once the Chillicothe facility’s production volumes fell far below what the expected ramp rate was, that, combined with very robust demand in the market, caused us to divert resources to focus on serving customers first and getting our first net quality production levels at a level that could satisfy the demand that was coming into the facility. And if you’ve got everybody focused on that imperative, then a lot of the optimization and improvement work had to get tabled until we had reached stability within the production environment. That was a timing issue.

Mark Connelly - Credit Suisse — Analyst

That’s very helpful. Thanks, both of you. Another question, George, about the outages in Q2, you’re going to be taking a very substantial part of your Company down in the same quarter, is that going to add further stress to the system and do you think that in the future you’ll continue to do it that way?

George Glatfelter - Glatfelter — Chairman & CEO

Will it add further stress to the system?

Mark Connelly - Credit Suisse — Analyst

Well, I’m just figuring you’ve got people scrambling at two separate mills, working capital is going to have to build up during the period, it just sounds like an awful lot of stress for a Company that’s got a lot of stuff on its plate.

George Glatfelter - Glatfelter — Chairman & CEO

Well, mill-wide outages are always stressful events, Mark. There’s no question about that. And I think there’s some validity in what you say in terms of some of the other stresses that we already have. But the fact of the matter is these shut-downs are things that have to occur on a regular basis. Clearly in a stabilized environment we’ve gotten pretty good at managing those shut-downs at Spring Grove and we’re intensely focused on managing the shut-down at Chillicothe. What drives the shut-downs in large part has to do with the paper making reality that both mills - well, all mills, virtually all mills — go down for shut-down over the Christmas holiday. That’s the time when the pulp mills go down and things get opened up and things get cleaned out and generally that’s good for about six months or so. So there’s a reality from a calendarization point of view that drives shut-downs into the middle of the year. I suspect that as we look at that we may be able to shift it a month or two in either direction going forward but to expect that we could move one of these shut-downs, for example, to late in the third quarter probably is not realistic just by virtue of the physical constraints.

Mark Connelly - Credit Suisse — Analyst

That’s helpful. One more question, if I can, it looks like the pricing that you’ve achieved in a number of businesses is very strong. Would you say you’ve gotten everything you’re going to get? And then secondarily, have we seen the full impact of that in the first quarter or will some of that bleed into Q2?

Dante Parrini - Glatfelter — EVP & COO

Hey, Mark, it’s Dante. I would say that Composite Fibers is probably more gradual and steady-state environment for pricing. Within Specialty Papers you might recall the carbonless price increase will hit its full effect during the second quarter of this year. So we had $1.2 million show up in Q1 from the carbonless price increase and we said that the full year effect of that should be in the neighborhood of $6 million to $8 million.

Mark Connelly - Credit Suisse — Analyst

Okay. So no change there?

Dante Parrini - Glatfelter — EVP & COO

Yes. We’ll see a little bit of improvement show up in the remainder of the year in carbonless.

Mark Connelly - Credit Suisse — Analyst

Terrific. Good luck. Thank you.

Operator

Your next question is coming from Ian Zaffino of Oppenheimer. Please go ahead.

Ian Zaffino - Oppenheimer & Co. — Analyst

Hi, good morning. A couple of questions here, the first one would be the Chillicothe (inaudible) is dilutive the first quarter. What are we expecting as far as accretion full year?

John Jacunski - Glatfelter — Sr. VP & CFO

This is John. As we stated in our release we’ve provided some guidance for 2008, the $0.45 to $0.50. We made the actions that Dante and George both described. We expect to start to provide some benefits to us in the second half. Those benefits won’t be seen very well in the second quarter given the maintenance outage in Chillicothe but we expect to start to see those benefits in the second half. At this point we are not prepared to provide more specific guidance on the second half but I think we will — our expectation is we will see improvement over where we performed in the first quarter and keep in mind, also, that we had a $1.8 million expense in Chillicothe related to a pulp mill outage and some weather related issues that, again, we believe will not recur certainly in the second half.

Ian Zaffino - Oppenheimer & Co. — Analyst

So I’m trying — get a year-over-year increase in ‘08 versus ‘07 for that accretion. Do you think it’s probably going to be about $0.25 better in ‘08 than ‘07?

John Jacunski - Glatfelter — Sr. VP & CFO

Yes. Again, I don’t think I can provide more specific comments than I already have.

Ian Zaffino - Oppenheimer & Co. — Analyst

And as far as hit your accretion numbers, what type of productivity increases are we talking about? And what needs to really go right here. I know you talked about it a little bit, but as far as a little bit firmer numbers if you have time and you’d like to provide them, that would be great.

Dante Parrini - Glatfelter — EVP & COO

This is Dante. The production volume level is not the issue at Chillicothe now. So areas like yield and reducing the reliance on purchased fiber and better internal consumption of mill-generated scrap are the areas of focus that will help us hit our accretion targets. So it’s on the cost side. We’re producing the volumes and we’re satisfying customer demand and we’ve secured relationships with all of our key customers. It’s the cost side that we’re going to be working on.

Ian Zaffino - Oppenheimer & Co. — Analyst

Last question for John, I guess, would be CapEx in ‘07?

John Jacunski - Glatfelter — Sr. VP & CFO

Yes. We spent about $6 million in the first quarter and we continue to expect to spend $35 million to $40 million for the full year which is consistent with our previous guidance.

Ian Zaffino - Oppenheimer & Co. — Analyst

Thank you very much.

Operator

Your next question is coming from Bruce Klein of Credit Suisse. Please go ahead.

Bruce Klein - Credit Suisse — Analyst

Hi, good morning. I was wondering back on pricing for a second, I guess you mentioned the carbonless side but the other forms and envelopes and stuff, is that stuff all — is there any new initiatives out there or is there some remainder benefit in 2Q or can you touch on those, as well?

Dante Parrini - Glatfelter — EVP & COO

Yes, Bruce. It’s Dante. No new pricing initiatives from the Glatfelter side in our segments. You may be paying attention to the white paper market and you’ve seen some announcements on the cut-sheet side which is kind of the most commodity-like grade on the white paper side. We’ll just need to see how things play out through the remainder of the year, how demand is reconciled with production capacity and that can certainly have an effect from a macro point of view on the pricing environment. But we have no specific pricing initiatives per se outside the ones I already mentioned.

Bruce Klein - Credit Suisse — Analyst

And just so I’m clear on the shut, I guess the two big facilities have their annual shuts in 2Q. Is there anything else, I suspect there’s not, the rest of the year in terms of shuts?

Dante Parrini - Glatfelter — EVP & COO

No. I mean, typically in the October timeframe we have some maintenance work we do with the power code generation facilities but it’s nowhere near the magnitude of the annual maintenance outages in May and June.

Bruce Klein - Credit Suisse — Analyst

Thanks, guys.

Operator

Your next question is coming from Mark Wilde of Deutsche Bank. Please go ahead.

Mark Wilde - Deutsche Bank — Analyst

Morning. A few questions, one for John Jacunski. The capital budget for this year of $35 million to $40 million, is there a portion of that that’s kind of incremental capital that’s being spent at Chillicothe to enable you to deal with these cost issues?

John Jacunski - Glatfelter — Sr. VP & CFO

Yes. There’s certainly capital in the budget for that and we expect to be able to complete some of the items that Dante spoke of within that budget. Yes.

Mark Wilde - Deutsche Bank — Analyst

But what’s your budget look like in terms — dollar terms?

John Jacunski - Glatfelter — Sr. VP & CFO

For Chillicothe?

Mark Wilde - Deutsche Bank — Analyst

Yes.

John Jacunski - Glatfelter — Sr. VP & CFO

Well, it’s about $10 million for the year.

Mark Wilde - Deutsche Bank — Analyst

Okay. And then if we were to look forward, John, over the next two or three years, what do you estimate, kind of, normalized CapEx is going to be for the Company once we get past this year?

John Jacunski - Glatfelter — Sr. VP & CFO

I think I’ll be better able to answer that in a quarter or two, Mark, but we don’t expect anything to be substantially different. We’ve previously said, I think, $40 million to $50 million as an ongoing run rate. I don’t expect it to be much different than that.

Mark Wilde - Deutsche Bank — Analyst

So if it’s $35 million to $40 million this year, do you think it’s actually going to be higher going forward even if you don’t have the Chillicothe incremental stuff in there?

John Jacunski - Glatfelter — Sr. VP & CFO

I think that’s the best number I can give you right now. As I said, I think we can give you some better information in a few quarters.

Mark Wilde - Deutsche Bank — Analyst

Second question, is it possible on that $25 million worth of timberland that you’ve got agreements on to give us some sense of how much acreage is involved there?

John Jacunski - Glatfelter — Sr. VP & CFO

Mark, I don’t have that number in front of me but we’ve been in the $2,500 to $3,000 per acre average and I think it’s in that range of $2,500 to $3,000.

Mark Wilde - Deutsche Bank — Analyst

How would you characterize that land, John? Is this kind of what we call recreational land?

John Jacunski - Glatfelter — Sr. VP & CFO

It’s a combination. It includes land in all three states. Certainly the Pennsylvania land is more recreational in nature. There’s some land in Delaware that’s more developmental, but it’s a mixture.

Mark Wilde - Deutsche Bank — Analyst

Have you done anything with the land that’s down south of Washington D.C., yet?

John Jacunski - Glatfelter — Sr. VP & CFO

Not — we haven’t had substantial sales. No. We’ve had some, but not substantial.

Mark Wilde - Deutsche Bank — Analyst

And I’m just looking out kind of even beyond the second quarter into the third quarter. We, a few years ago, had water issues I think out at the Spring Grove mill. I’m just curious with all the rain we’ve had recently whether reservoirs are full and we look like we’re going to get through the summer without an issue there?

George Glatfelter - Glatfelter — Chairman & CEO

If we don’t have a leak, we’ll be fine, Mark. Everything is good with — from a water point of view.

Mark Wilde - Deutsche Bank — Analyst

And Dante anything to be said about the continued appreciation in the European currencies and both the EURO and the Pound and any affect that might be having either at Lydney or in French and German mills?

Dante Parrini - Glatfelter — EVP & COO

We’ve seen no changes in — if you’re referring to the competitive aspect of the rise in the value of the Sterling and EURO. We’ve seen no impact so you’ve just got the translation effect.

Mark Wilde - Deutsche Bank — Analyst

Very good. Thanks.

Operator

Thank you. (OPERATOR INSTRUCTIONS) Your next question is coming from Christopher Chun of Deutsche. Please go ahead.

Christopher Chun - Deutsche Bank — Analyst

Good morning, guys. I just wanted to follow up a little bit on the land sale program. If I’m not mistaken, I thought that originally you guys had started out with a plan to sell about 40,000 acres from proceeds of $150 million to $200 million. And since that time you’ve added 20,000 acres to the program but your estimate seems to be 150-plus at this stage. So I’m wondering if it would be fair to say that your expectations have become a bit more conservative; and, if that’s the case, what you’re seeing that’s causing you to adopt a new perspective?

John Jacunski - Glatfelter — Sr. VP & CFO

Chris, I’d go back to some of the comments we made last fall. When we added the 20,000 acres, that was in Pennsylvania, we were in discussions with a number of parties regarding sales of specific tracts and we did not want to put a value on it at that point because of those negotiations and that continues today. So we are not more pessimistic about the value. We — the 20,000 additional acres we just have not put a public value on at this point and that’s why we changed our guidance to in excess of $150 million because we didn’t want to have an estimate out there while we’re trying to negotiate sales of those particular acres.

Christopher Chun - Deutsche Bank — Analyst

And then just a quick question on the seasonality of the composite fibers business. On a quarter-over-quarter basis there was a bit of a decline but you seem satisfied with the performance so can you help us understand what the seasonality is there?

Dante Parrini - Glatfelter — EVP & COO

Sure. There is a bit of seasonality. Some strong shipments typically in the fourth quarter but it’s also — at year end there are a variety of other factors that can influence results including things like bonuses from suppliers on purchasing levels that you don’t typically see in the previous quarters so while the results are down a little bit I think you can see the year-over-year trends are still very positive and so we — our results came in sort of near where our expectations were and we were pleased with the results.

Christopher Chun - Deutsche Bank — Analyst

Thanks for your help.

Operator

Thank you. Your next question is coming from Mark Divario of Xylem Global. Please go ahead.

Mark Divario - Xylem Global — Analyst

Good morning. I had a couple of issues I just wanted to review. One was on the cost side. You had indicated only $600,000 of an anticipated $3 million to $4 million of pre-tax integration costs were incurred to date. Can you give us a sense of how the ramp is going to flow on that for the balance of the year?

John Jacunski - Glatfelter — Sr. VP & CFO

We don’t expect that the costs will be significantly different among the quarters so we had $600,000 in the first quarter, we expect $3 million or $4 million for the full year, nothing substantially different quarter-in and quarter-out.

Mark Divario - Xylem Global — Analyst

But that would go to 700,000, 800,000, 900,000 per quarter to get to that level for the year?

John Jacunski - Glatfelter — Sr. VP & CFO

Right, slightly above. I think at $600,000 a quarter we’d be at $2.5 million so it might be slightly higher but not significantly different quarter-in, quarter-out.

Mark Divario - Xylem Global — Analyst

Second issue related to the coal and fiber costs that you are seeing. Can you give us a sense of how over the balance of the year you see those two items playing out if we’re looking in terms of sequential — either penalty or benefit depending on your view of where those things are going?

John Jacunski - Glatfelter — Sr. VP & CFO

Sure. I’ll address the coal first. The coal contract we had been under expired — it was a three year contract — expired at the end of ‘06. We have a new coal contract in place so our pricing under that contract is fixed for 2007 so we expect to see sort of the same type of year-over-year comparison and the last three quarters of the year as we saw in the first quarter.

From a pulp perspective, pulp prices have moved up a little bit since the first quarter and during the first quarter. So pulp prices could be slightly higher. We do have a higher level of purchased pulp usage in the second quarter due to the annual maintenance outages so we could see slightly higher pulp prices in the second quarter than we did in the first quarter.

Mark Divario - Xylem Global — Analyst

John, on the amount of purchased pulp normally runs about what per quarter?

John Jacunski - Glatfelter — Sr. VP & CFO

Well, the impact of the maintenance outages, we would buy about 17,000 tons for the two outages in Spring Grove and Chillicothe.

Mark Divario - Xylem Global — Analyst

And on a normal use basis the pulp position is what in terms of purchased pulp?

John Jacunski - Glatfelter — Sr. VP & CFO

Well, it’s about — we buy company-wide on the order of 100,000 tons a year. Now we are purchasing in excess of that today because of some of the situations in Chillicothe that Dante referred to.

Mark Divario - Xylem Global — Analyst

Right. And the final question, perhaps, is geared toward Dante. If you could update us on your view of expected demand for your Specialty and Composite Fiber grade; in particular I’m looking at - you gave us some volume numbers 1Q/1Q, but if you’re just looking at the overall market growth particularly on that book side, I guess, where the broader uncoated white paper markets are seeing rather substantial weaknesses at least on industry data so far this year.

Dante Parrini - Glatfelter — EVP & COO

Mark, I’ll try and do it by business unit. Within Composite Fibers we expect reasonably solid demand. Food and Beverage is going to be quite strong for the rest of the year. On the metalized side, you have some seasonality in the warmer weather months since a lot of our product goes into the beer bottle label industry. The warm summer months typically sees an uptick in seasonal demand. I told you that our Technical Specialties we expect a slight uptick and Composite Laminates to be about similar to what you saw in Q1. In Specialty Papers and Book Publishing, we’re heavy on the trade book side so spring and fall seasons are seasonally the strongest. Q1 is typically a softer quarter so we’re expecting to see some improvement there. From a macro point of view, the adult trade segment is reasonably flat. You’ll see anywhere from no-growth to a couple percent per year. And on the Carbonless and Forms, we told you that our expectation on the year-over-year basis is market attrition within the U.S. of 8% to 10%.

Mark Divario - Xylem Global — Analyst

You would expect to do somewhat better than that in terms of showing less of a decline?

Dante Parrini - Glatfelter — EVP & COO

On the Carbonless side?

Mark Divario - Xylem Global — Analyst

Yes.

Dante Parrini - Glatfelter — EVP & COO

No. I think we’ll be pretty similar to what the market is.

Mark Divario - Xylem Global — Analyst

And on the trade book side, what sort of — just putting some percent around that demand?

Dante Parrini - Glatfelter — EVP & COO

We don’t offer guidance on what we expect demand to be percentage-wise quarter-over-quarter. What we are — we do have a leading position in that space and we have a number of initiatives in place designed to continue to keep us there so a lot of activity in that regard.

Mark Divario - Xylem Global — Analyst

And then just to follow up, you had no comments regarding future price expectations other than the implementation of previously announced carbonless increase. Correct?

Dante Parrini - Glatfelter — EVP & COO

Correct.

Mark Divario - Xylem Global — Analyst

Thank you.

Operator

Thank you. Your next question is coming from Mark Wilde of Deutsche Bank. Please go ahead.

Mark Wilde - Deutsche Bank — Analyst

Well, Dante, we’re getting to the near of the call so we’re kind of picking nits now but I would like to get some sense or some reconciliation. The latest AF&PA numbers show uncoated pre-sheet going into the book market is down about 10% a year, I think a little over 10%?

Dante Parrini - Glatfelter — EVP & COO

Right.

Mark Wilde - Deutsche Bank — Analyst

It doesn’t sound like you guys have experienced anything close to that. I think you said demand had been relatively steady. Can you help us reconcile that? I mean you’re about 35% or 40% of the market.

Dante Parrini - Glatfelter — EVP & COO

I think this question came up during our last quarter call as well. And when we look at AF&PA data we have to look at that as a directional indicator not an absolutely precise indicator. A couple reasons, Canadian producers’ volumes as you may know don’t always show up and then there are some classification issues. With the amount of industry consolidation among players in that space that could create a little bit of maybe data inaccuracy. I would also say that we don’t expect our trade book business to decline at 10% a year at all. I think we’re very confident with the position that we have and we know that the customers are expressing interest in the value proposition that we bring to that market so I see us — we expect to grow our trade book business this year over ‘06.

Mark Wilde - Deutsche Bank — Analyst

Is it a — do you think the bigger issue is the industry numbers that we look at are just not an accurate reflection of the market or are you picking up additional share?

Dante Parrini - Glatfelter — EVP & COO

I think it’s a combination of both, Mark. Customers don’t like uncertainty and there’s certainly uncertainty among the general uncoated pre-sheet producers about ultimately what’s going to happen with production capacity and what may or may not be rationalized. And the focus that Glatfelter placed on improving our production volumes, restoring the integrity of our service programs, giving customers confidence that we’re committed to those markets and have the ability to serve them, albeit it was an expensive path that we took in the second half of ‘06, and we’re paying the price short term for that now. I think that has really helped us in terms of the minds of our customers and then being willing to align with us and wanting to do that.

Mark Wilde - Deutsche Bank — Analyst

Thanks, Dante.

Operator

Thank you. There are no further questions at this time. We would like to thank you all for your participation in today’s call and this does conclude today’s conference call. You may disconnect your lines at this time and have a wonderful day.